Exhibit 10.7(q)

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

     THIS AGREEMENT is made this 20th day of December, 2007, by and between First Horizon National Corporation, a Tennessee Corporation and its subsidiaries, hereinafter collectively referred to as the ‘Corporation” and John O’Connor hereinafter referred to as the “Employee”.

     WHEREAS, the Corporation highly values the efforts, abilities and accomplishments of the Employee; and

     WHEREAS, the Employee is deemed a member of a select group of management and one of the highly compensated employees of the Corporation; and

     WHEREAS, the Corporation, as an inducement to such continued employment, wishes to assist the Employee with his personal life insurance program; and

     WHEREAS, the Employee agrees to participate in such program to the extent hereinafter provided.

     NOW, THEREFORE, the parties named above agree as follows:

1.	Life Insurance Policy.

(a)

In furtherance of the purposes of this agreement, life insurance, hereinafter referred to as the Policy, has been applied for or issued as Policy no. _________________ on the life of the Employee, hereinafter at times referred to as the “Insured”, from ________________________ Life Insurance Company or its successors in interest or assigns, hereinafter called “Insurer”.

	(b)	This agreement is effective as to a particular policy upon execution, or upon issuance and acceptance of such policy, whichever is later.

2.	Ownership and Duties.

(a)

The Corporation shall be the owner of all rights and incidents of ownership in the Policy, including, without limitation, the right to obtain loans secured by the Policy and to cancel the Policy, all without the consent of any other party. The Employee shall, however, have the right to designate the beneficiary of Part One of the proceeds of such Policy, as defined in Paragraph 7, herein.

	(b)	The Corporation shall be responsible for safeguarding the Policy.

(c)

The parties to this agreement shall execute and forward promptly and without unreasonable delay, changes in beneficiary designation forms and documents, including the Policy, as required by the Insurer, to facilitate the exercise of any rights of the parties hereto. The Corporation agrees to designate the beneficiary of Part One of such Policy in accordance with the written direction of the Employee. The parties hereto shall not be required to execute any documents or take any action that would impair their own interest under the Policy and any assignment of that Policy.

3.	Policy Loans.

The Corporation shall have the right to obtain loans secured by the Policy without the consent of any other party. The amount of such loans together with the unpaid interest thereon shall at no time exceed that amount the Corporation would be entitled to as determined by Paragraph 7 herein. The interest due on such Policy loans shall be the debt of the Corporation owed to the Insurer.

4.	Payment of Premiums.

All premiums due on the Policy shall be paid by the Corporation.

5.	Use of Dividends.

All dividends attributable to the Policy shall be applied to the purchase of paid-up insurance additions from the Insurer.

6.	Payment of Proceeds.

Upon the death of the Insured, such party or parties as designated by the Employee in writing shall be beneficiary of Part One of the Policy and the Corporation shall receive Part Two of the Policy, as defined herein. Alternative modes of payment may be selected pursuant to the settlement options set forth in the Policy.

7.	Definitions.

(a) For purposes of this agreement, the following definitions are applicable:

(i) Total Premium - Consists of the premium on the policy and any riders thereon.

(ii) Guaranteed Cash Values - Is the contractually guaranteed cash values only.

(iii) Total Cash Values - Consists of guaranteed cash values, cash values of additions, values from accumulations, and accrued but unpaid dividends.

(iv) Annual Salary - 12 times the current monthly salary (exclusive of any incentive or bonus compensation).

(b)

Part One is an amount equal to the product of multiplying the Employee’s Annual Salary by a multiple of 2.5, but in no event, shall such amount exceed the total of the insurance proceeds payable under the Policy.

	(c)	Part Two is an amount equal to the balance of the insurance proceeds in excess of the amount payable as Part One, above.

	(d)	The Corporation shall properly certify, as required by the Insurer, the extent of its interest in the Policy and payment of such amount shall release the Insurer from any liability to the Corporation.

8.	Termination of Agreement.

This agreement shall terminate, which termination shall be effective immediately, for any of the following reasons:

	(a)	Performance of its terms, following the death of the Insured;

	(b)	Termination of the Insured’s employment with the Corporation for reasons other than death;

	(c)	A party’s submission of written notice of such intention to the other party; or

	(d)	Cancellation of the Policy by the Corporation, and the Employee, by this execution hereof, acknowledge the right of the Corporation to unilaterally terminate the Policy or this agreement.

9.	Termination of Policy For Reasons Other Than Death.

	(a)	The Corporation shall have the right to terminate the Policy without the consent of any other party.

(b)

In all instances of termination other than death, the Corporation shall certify as required by the Insurer the extent of its interest in the Policy, and payment of such amount shall release the Insurer from any liability to the Corporation.

(c) The amounts owed to the Corporation by the Insurer in the event of termination of the Policy other than by death shall be the Total Cash Values.

10.	Named Fiduciary

(a)

The Executive Vice President, Personnel Division, of the Corporation is hereby designated as the Named Fiduciary of this Split Dollar Insurance Plan, in accordance with the Employee Retirement Income Security Act of 1974 and shall serve in such capacity until resignation or removal by the Board of Directors of the Corporation and appointment of a successor by duly adopted resolution of the Board. The business address and telephone number of the Named Fiduciary are: First Horizon National Corporation, Box 84, Memphis, Tennessee 38101; 901-523-5804.

(b)

The Named Fiduciary shall have the authority to control and manage the operation and administration of this plan. However, the Named Fiduciary may allocate his responsibilities for the operation and administration of this plan, including the designation of persons who are not Named Fiduciaries to carry out fiduciary responsibilities. The Named Fiduciary shall effect such allocation of his responsibilities by delivering to the Corporation a written instrument signed by him that specifies the nature and extent of the responsibilities allocated, including, if appropriate, the persons, not Named Fiduciaries, who are designated to carry out fiduciary responsibilities under this plan. The Named Fiduciary of this plan shall be responsible for making timely delivery of any required premiums to the Insurer. All plan documents shall be retained by the Named Fiduciary and made available for examination at the above indicated business address. Upon written request, plan documents and other information shall be provided to the parties under this plan.

11.	Claims Procedure.

(a)

Benefits shall be payable in accordance with the plan provisions. Should the designated beneficiary fail to receive benefits to which such beneficiary believes he or she is entitled, a claim may be filed. Any claim for a plan benefit hereunder shall be filed by the beneficiary (claimant) of this plan by written communication which is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Named Fiduciary.

(b)

If a claim for a plan benefit is wholly or partially denied, a written notice of the decision shall be furnished to the claimant by the Named Fiduciary or his designee within a reasonable period of time after receipt of the claim by the plan, which notice shall include the following information:

	(i)	The specific reason or reasons for the denial;

	(ii)	Specific reference to the pertinent plan provisions upon which the denial is based;

	(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

	(iv)	An explanation of the plan’s claim review procedures.

(c)	In order that a claimant may appeal a denial of a claim, a claimant or his duly authorized representative:

	(i)	May request a review by written application to the Named Fiduciary or his designee not later than 60 days after receipt by the claimant of written notification of denial of a claim;

	(ii)	May review pertinent documents; and

	(iii)	May submit issues and comments in writing.

(d)

A decision on review of a denied claim shall be made not later than 60 days after the Named Fiduciary’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review, The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent plan provisions on which the decision is based.

(e)

Notwithstanding anything contained in this paragraph to the contrary, any claim for a death benefit under an insurance policy under this plan shall be filed with the Insurer by the claimant or his authorized representative on the form or forms prescribed for such purpose by the Insurer. The Insurer shall have sole authority for determining whether a death claim shall or shall not be paid, either in whole or in part, in accordance with the terms of such annuity or insurance contract which may have been purchased on the life of the Employee.

12.	Amendment of Agreement.

This agreement may be altered, amended, or modified, including the addition of extra policy provisions, by the Corporation without the consent of any other party. It shall be the obligation of the Corporation to notify the Insurer of any amendments or changes to this agreement.

13.	Interpretation of Agreement.

Where appropriate in this agreement, words used in the singular shall include plural and words used in the masculine shall include the feminine and vice versa.

14.	Liability of Insurer

(a)

The Insurer is not a party to this agreement. With respect to any policy of insurance issued pursuant to this agreement, the Insurer shall have no liability except as set forth in the policy. Such Insurer shall not be bound to inquire into or take notice of any of the covenants herein contained as to policies of life insurance, or as to the application of the proceeds of such policies.

(b)

The Insurer shall be discharged from all liability in making payments of the proceeds, and in permitting rights and privileges under the policy to be exercised pursuant to the provisions of the policy.

15.	Binding Agreement.

This agreement shall bind all parties, their successors and assigns and any Policy beneficiary.

16.	Governing Law.

The law of the State of Tennessee shall govern this agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first herein above written.

First Horizon National Corporation
Employer Identification
Number: 62-0803242

By:

Kenneth R. Bottoms

Manager — Total Rewards

Witnessed By:

Employee’s Signature

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